Exhibit 99.1

NET1 RECEIVES ORDER TO PROVIDE POS EQUIPMENT FOR NEDBANK’S NEW BUSINESS ACQUIRING STRATEGY

Johannesburg, South Africa, 20th September 2005 - Net 1 UEPS Technologies, Inc. (NASDAQ: UEPS) ("Net1" or “the Company”) announced today that it had received an order to provide Nedbank Limited (“Nedbank”) with 9,080 pin-pads and 7,280 Point-of-Sale (“POS”) terminals for Nedbank’s new business requirements. Net1 expects to generate revenue of approximately $4.6 million (ZAR 30 million) at the current exchange rate.

Net1 is the exclusive provider to Nedbank of POS terminals and pin-pads. The POS terminals have the functionality, flexibility and industrial strength to support Nedbank’s existing acquirer base and will facilitate the continued deployment of Nedbank's Europay, MasterCard and Visa (EMV) rollout.

Deliveries are expected to commence at the beginning of Net1’s second fiscal quarter and are expected to be completed in the beginning of Net1’s third quarter.

About Net1 (www.net1ueps.com)

Net1 provides its universal electronic payment system, or UEPS, as an alternative payment system for the unbanked and under-banked populations of developing economies. The company believes that it is the first company worldwide to implement a system that can enable the estimated four billion people who generally have limited or no access to a bank account to enter affordably into electronic transactions with each other, government agencies, employers, merchants and other financial service providers. To accomplish this, the company has developed and deployed the UEPS. This system uses secure smart cards that operate in real-time but offline, unlike traditional payment systems offered by major banking institutions that require immediate access through a communications network to a centralized computer. This offline capability means that users of Net1’s system can enter into transactions at any time with other card holders in even the most remote areas so long as a portable offline smart card reader is available. In addition to payments and purchases, Net1’s system can be used for banking, health care management, international money transfers, voting and identification.

This announcement may contain forward-looking statements pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements, such as product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, development difficulties, foreign currency risks, costs of capital, the ability to consummate and integrate acquisitions, and other risks detailed in the Company’s SEC filings. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

Contact William Espley at Net1 Investor Relations at:
Telephone: (604) 484-8750
Toll Free: 1-866-412-NET1 (6381)